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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                 October 7, 1997


                        LORAL SPACE & COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

Islands of Bermuda               1-14180                    13-3867424
  (State or other               (Commission                (IRS Employer
  jurisdiction of               File Number)              Identification
  incorporation)                                               Number


                   600 Third Avenue, New York, New York 10016
               (Address of principal executive offices) (Zip Code)


                  Registrant's telephone number, including area code:
                                 (212) 697-1105



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Item 5.  Other Events.

                  On October 7, 1997, Loral Space & Communications Ltd. ("Loral") and Orion Network Systems, Inc. ("Orion") entered into a definitive Agreement and Plan of Merger dated as of October 7, 1997 (the "Agreement") among Loral, Loral Satellite Corporation, a wholly owned subsidiary of Loral ("Merger Sub"), and Orion providing for the merger (the "Merger") of Merger Sub, with and into Orion, with Orion being the surviving corporation and thereby becoming a wholly owned subsidiary of Loral.

                  Pursuant to the Merger Agreement, upon consummation of the Merger, (i) each share of Orion common stock, excluding treasury shares and shares owned by Loral or its subsidiaries, will be converted into and exchanged for the right to receive the number of shares of common stock of Loral ("Loral Common Stock") equal to the Exchange Ratio (as defined below); (ii) each share of Orion preferred stock will be converted into and exchanged for the right to receive the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion common stock into which such share of Orion preferred stock was convertible immediately prior to the effective time of the Merger; (iii) each outstanding stock option to purchase shares of Orion common stock will be converted into an option to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion common stock for which such option was exercisable; and (iv) each outstanding warrant to purchase Orion common stock will be converted into a warrant to acquire the number of shares of Loral Common Stock equal to the Exchange Ratio multiplied by the number of shares of Orion common stock for which such warrant was exercisable.

                  Pursuant to the terms of the Merger Agreement, the Exchange Ratio will be established based on a "determination price" for Loral Common Stock which will be the average of the volume-weighted average trading prices for Loral Common Stock for the twenty consecutive trading day period ending on the tenth trading day immediately preceding the closing date of the Merger. If the determination price is less than $24.458 but greater than $16.305, the exchange ratio will be the quotient obtained by dividing $17.50 by the determination price; if the determination price is equal to or greater than $24.458, the exchange ratio will be 0.71553; and if the determination price is equal to or less than $16.305, the exchange ratio will be 1.07329.

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                  Loral does not intend to assume or guarantee Orion's 11.25%
Senior Notes due 2007 and 12.5% Senior Discount Notes due 2007 in connection with the Merger and anticipates that, after the Merger, such notes will remain outstanding obligations of Orion as the corporation surviving the Merger. Pursuant to the provisions of the applicable indentures governing such notes, however, such notes will be subject to an offer to repurchase at a redemption price of 101% upon consummation of the Merger.

                  Consummation of the Merger is subject to, among other things, approval by Orion stockholders, applicable regulatory reviews, including approval by the Federal Communications Commission and expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  In connection with the Merger Agreement, on October 7, 1997, Loral entered into a Principal Stockholder Agreement dated as of October 7, 1997 (the "Principal Stockholder Agreement") among Loral, Merger Sub, Orion and certain stockholders of Orion holding approximately 35% of Orion's voting stock, pursuant to which such stockholders agreed, among other things, to vote in favor of the Merger and to grant to Loral an option, exercisable in certain events, to purchase their Orion shares for shares of Loral Common Stock at the Exchange Ratio that would have been applicable in the Merger. In addition, Orion's largest shareholders, British Aerospace Systems, Inc. and British Aerospace Holdings, Inc., have agreed that, for a period of twelve months from the date that they acquire Loral Common Stock, they will not sell or transfer such stock except, subject to Loral's consent which will not be unreasonably withheld, in a block trade or in an underwritten sale with an underwriter reasonably acceptable to Loral.

                  The foregoing descriptions of the Merger Agreement and Principal Stockholder Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Merger Agreement and the Principal Stockholder Agreement, which are filed as Exhibit 2.1 and 10.1, respectively, and are incorporated herein by reference.

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Item 7.    Financial Statements, Pro Forma Financial Information
           and Exhibits.

                   (c)     Exhibits.

Exhibit 2.1 Agreement and Plan of Merger dated as of October 7, 1997 by and among Orion Network Systems, Inc., Loral Space & Communications Ltd. and Loral Satellite Corporation

Exhibit 10.1 Principal Stockholder Agreement dated as of October 7, 1997 among Loral Space & Communications Ltd., Loral Satellite Corporation, Orion Network Systems, Inc. and certain Orion stockholders signatory thereto

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                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            LORAL SPACE & COMMUNICATIONS LTD.
                                              (Registrant)


Date: October 9, 1997                       By: /s/ Eric J. Zahler
                                                    Eric J. Zahler
                                                    Vice President, General
                                                    Counsel and Secretary

















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                                  EXHIBIT INDEX


Exhibit             Description
-------             -----------
Exhibit 2.1         Agreement and Plan of Merger dated as of October 7, 1997
                    by and among Orion Network Systems, Inc., Loral Space &
                    Communications Ltd. and Loral Satellite Corporation

Exhibit 10.1 Principal Stockholder Agreement dated as of October 7, 1997 among Loral Space & Communications Ltd., Loral Satellite Corporation, Orion Network Systems, Inc. and certain Orion stockholders signatory thereto

















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